Exhibit 10.31

Portola Pharmaceuticals, Inc.
Restricted Stock Unit Award Grant Notice
2013 Equity Incentive Plan

Portola Pharmaceuticals, Inc. (the “Company”), pursuant to its 2013 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award (the “Award”) in respect of the number of Restricted Stock Units (“RSUs”) set forth below.  The Award is subject to all of the terms and conditions as set forth herein, including the Vesting Criteria set forth below, the Plan and the Restricted Stock Unit Award Agreement (the “RSU Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the RSU Agreement, as applicable.  Except as provided herein, in the event of any conflict between such provisions, the terms of the Plan shall control.

Participant:
Employee ID:
Grant Number:
Date of Grant:
Number of Shares Subject to Award:

Vesting Terms: RSUs subject to the Award shall be earned and vested as described below, with shares of the Company’s Common Stock to be issued for each vested RSU in accordance with Section 6 of the RSU Agreement:

Shares	Vest Type	Full Vest

RSUs not earned and vested during the relevant vesting period set forth above will be forfeited.

For the avoidance of doubt, for purposes of a Change in Control, (a) RSUs are considered “other stock rights with respect to stock of the Company” for purposes of Section 2.2(b) of the Executive Severance Benefits Agreement between the Participant and the Company, and (b) this RSU Award, including any unearned, unforfeited RSUs, shall continue in effect or otherwise be subject to disposition under the transaction agreement as a Stock Award, pursuant to Section 9(c) of the Plan (relating to Corporate Transactions).

Mandatory Sale to Cover Withholding Taxes:  As a condition for acceptance of this award, to the fullest extent permitted under the Plan and applicable law, withholding taxes will be satisfied through the sale of a number of the shares subject to the Award as determined in accordance with Section 11 of the Award Agreement and the remittance of the cash proceeds to the Company. Under the Award Agreement, the Company is authorized and directed by the Participant to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the taxes required to be withheld. The mandatory sale of shares to cover withholding taxes is imposed by the Company on the Participant in connection with the receipt of this Award, and it is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to meet the requirements of Rule 10b5-1(c).

Additional Terms/Acknowledgements:  The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the RSU Agreement and the Plan.  Participant further acknowledges that as of the Date of Grant, this Grant Notice, the RSU Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersedes all prior oral and written agreements on that subject.

Portola Pharmaceuticals, Inc.	Participant
By:
Signature	Signature
Date:	Date:

Attachments:	Restricted Stock Unit Award Agreement and 2013 Equity Incentive Plan